MUELLER WATER PRODUCTS REPORTS 2025 SECOND QUARTER RESULTS

Increased Net Sales 3.1 percent to $364.3 Million
Reported Net Income per Diluted Share of $0.33
Achieved Adjusted Net Income per Diluted Share of $0.34
Raises Annual Guidance for Fiscal 2025 Net Sales
Reaffirms Annual Guidance for Fiscal 2025 Adjusted EBITDA

ATLANTA, May 5, 2025 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2025 second quarter ended March 31, 2025.
In the second quarter of 2025, the Company:
•Increased net sales 3.1 percent to $364.3 million as compared with $353.4 million in the prior year quarter
•Reported operating income of $69.9 million as compared with $63.5 million in the prior year quarter and increased adjusted operating income 9.6 percent to $73.1 million as compared with $66.7 million in the prior year quarter
•Reported operating margin of 19.2 percent as compared with 18.0 percent in the prior year quarter and increased adjusted operating margin to 20.1 percent as compared with 18.9 percent in the prior year quarter
•Reported net income of $51.3 million as compared with $44.3 million in the prior year quarter, with net income margin of 14.1 percent as compared with 12.5 percent in the prior year quarter, and increased adjusted net income 16.0 percent to $53.7 million as compared with $46.3 million in the prior year quarter
•Reported net income per diluted share of $0.33 as compared with $0.28 in the prior year quarter and increased adjusted net income per diluted share 13.3 percent to $0.34 as compared with $0.30 in the prior year quarter
•Increased adjusted EBITDA 2.8 percent to $84.5 million as compared with $82.2 million in the prior year quarter and achieved adjusted EBITDA margin of 23.2 percent as compared with 23.3 percent in the prior year quarter
•Increased net cash provided by operating activities for the six-month period by $6.2 million to $68.4 million as compared with $62.2 million in the prior year period
•Increased free cash flow for the six-month period by $0.9 million to $47.3 million as compared with $46.4 million in the prior year period
•Repurchased $5.0 million of common stock

“We delivered a solid performance in our second quarter. Our focused execution enabled us to benefit from healthy order levels during the quarter supported by continued resilient end-market demand. As a result, we achieved quarterly records for our consolidated net sales, adjusted EBITDA and adjusted net income per share. I am grateful for our teams’ dedication to delivering exceptional customer service, improving operational excellence and maintaining cost discipline which contributed to these results,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“Our teams are diligently working through the challenging external environment as we maintain our focus on providing outstanding customer service while closely managing our supply chain. We are largely vertically integrated in the U.S. for most of our major product categories. However, we expect that the recently enacted tariffs will increase costs for many of our products to varying degrees. We are taking appropriate steps to mitigate the higher costs through pricing actions, supply chain mitigation plans, operational initiatives and cost discipline. Our increased annual guidance range for 2025 net sales reflects our performance, expected benefits from new price actions and current expectations for end-market demand. While our adjusted EBITDA guidance incorporates benefits from our anticipated higher net sales, we are maintaining our 2025 adjusted EBITDA guidance range due to an expected increase in costs from the recently enacted tariffs.”
“With a broad range of products and solutions, Mueller is uniquely positioned to capture the benefits of the investments needed to address the aging North American water infrastructure. With the external environment rapidly changing, I am confident in our teams’ ability to adapt and maintain our focus on delivering the critical products and solutions valued by our customers. Our key strategic priorities to drive continued net sales growth and future margin improvements are supported by our strong, flexible balance sheet which continues to provide ample capacity to support our strategic priorities, including capital investments and acquisitions, as well as continuing to return cash to shareholders,” Ms. Zakas concluded.

Consolidated Results
Net sales for the 2025 second quarter increased $10.9 million, or 3.1 percent, to $364.3 million as compared with $353.4 million in the prior year quarter primarily due to higher pricing and increased volumes across most product lines.
Operating income for the second quarter increased $6.4 million, or 10.1 percent, to $69.9 million as compared with $63.5 million in the prior year quarter. Benefits from lower SG&A expenses, including lower amortization, increased volumes, and lower strategic reorganization and other charges, were partially offset by manufacturing inefficiencies. Operating margin for the second quarter was 19.2 percent as compared with 18.0 percent in the prior year quarter.
During the quarter, the Company incurred $2.4 million of strategic reorganization and other charges, primarily related to the leadership transition and fixed asset impairment, as well as $0.8 million in other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois. These amounts have been excluded from adjusted results.
Adjusted operating income increased $6.4 million, or 9.6 percent, to $73.1 million as compared with $66.7 million in the prior year quarter. Adjusted operating margin improved to 20.1 percent as compared with 18.9 percent in the prior year quarter.

Net income increased $7.0 million, or 15.8 percent, to $51.3 million as compared with $44.3 million in the prior year quarter. Net income margin improved to 14.1 percent as compared with 12.5 percent in the prior year quarter. Adjusted net income increased $7.4 million, or 16.0 percent, to $53.7 million as compared with $46.3 million in the prior year quarter.
Adjusted EBITDA of $84.5 million increased $2.3 million, or 2.8 percent, as compared with $82.2 million in the prior year quarter. Adjusted EBITDA margin was 23.2 percent as compared with 23.3 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2025 second quarter increased $10.4 million, or 5.1 percent, to $216.2 million as compared with $205.8 million in the prior year quarter, primarily due to increased volumes of iron gate and specialty valves and higher pricing across most product lines partially offset by lower volumes of service brass products.
Operating income and adjusted operating income were $54.1 million and $55.9 million, respectively, for the second quarter. Adjusted operating income increased $3.3 million, or 6.3 percent, compared with the prior year quarter. Benefits from increased volumes and lower SG&A expenses, including lower amortization, more than offset manufacturing inefficiencies. Operating margin and adjusted operating margin were 25.0 percent and 25.9 percent, respectively, as compared with 25.6 percent for both the prior year quarter operating and adjusted operating margins.
Adjusted EBITDA of $62.2 million decreased $0.2 million, or 0.3 percent, as compared with $62.4 million in the prior year quarter. Adjusted EBITDA margin was 28.8 percent as compared with 30.3 percent in the prior year quarter.
Water Management Solutions
Net sales for the 2025 second quarter increased $0.5 million, or 0.3 percent, to $148.1 million as compared with $147.6 million in the prior year quarter, primarily due to increased volumes of repair products and higher pricing across most product lines, partially offset by lower volumes of natural gas distribution products.
Operating income and adjusted operating income were $31.3 million and $31.4 million, respectively, for the second quarter. Adjusted operating income increased $2.4 million, or 8.3 percent, compared with the prior year quarter. Benefits from lower SG&A expenses, including lower amortization, and favorable price/cost, more than offset lower volumes and manufacturing inefficiencies. Operating margin and adjusted operating margin were 21.1 percent and 21.2 percent, respectively, as compared with 19.6 percent for both the prior year quarter operating and adjusted operating margins.
Adjusted EBITDA of $36.4 million increased $0.7 million, or 2.0 percent, as compared with $35.7 million in the prior year quarter. Adjusted EBITDA margin was 24.6 percent as compared with 24.2 percent in the prior year quarter.

Interest Expense, Net
Interest expense, net, for the 2025 second quarter decreased to $2.3 million as compared with $3.6 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2025 second quarter, income tax expense was $16.4 million, or 24.2 percent of income before tax, as compared with $14.6 million in the prior year quarter, or 24.8 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the six-month period ended March 31, 2025, increased by $6.2 million to $68.4 million as compared with $62.2 million in the prior year period. The increase was primarily driven by higher net income compared with the prior year period partially offset by changes in working capital, including decreases in other current liabilities such as incentive compensation.
Through the first six months of fiscal 2025, the Company invested $21.1 million in capital expenditures as compared with $15.8 million in the prior year period, primarily driven by increased expenditures in our foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) through the first six months of fiscal 2025 increased by $0.9 million to $47.3 million as compared with $46.4 million in the prior year period, due to the increase in net cash provided by operating activities, partially offset by higher capital expenditures.
As of March 31, 2025, Mueller Water Products had $450.5 million of total debt outstanding and $329.2 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.5 times and a net debt leverage ratio of 0.4 times. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0 percent Senior Notes have no financial maintenance covenants.
Fiscal 2025 Outlook
The Company is increasing its guidance for fiscal 2025 consolidated net sales to be between $1,390 million and $1,400 million, or an increase of 5.7 percent to 6.5 percent compared with the prior year. The Company is reaffirming its expectations for fiscal 2025 adjusted EBITDA to be between $310 million and $315 million, or an increase of 8.9 percent to 10.6 percent compared with the prior year. The Company is maintaining its expectations for free cash flow as a percentage of adjusted net income to be more than 80 percent in fiscal 2025. This guidance reflects anticipated impacts from the recently enacted tariffs, as of May 5, 2025.
The Company’s expectations for certain additional financial metrics for fiscal 2025 are as follows:
•Total SG&A expenses between $236 million and $240 million
•Net interest expense between $9 million and $10 million
•Effective income tax rate between 24 percent and 26 percent

•Depreciation and amortization between $44 million and $45 million (1)
•Capital expenditures between $45 million and $50 million
•Pension benefit other than service of approximately $0.2 million
(1) In 2025, annual amortization expense will decrease by approximately $18 million due to customer relationship intangibles from 2005 becoming fully amortized.
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, May 6, 2025, at 10:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-568-3652. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board of Directors and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, including executive officers, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against further service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve some or all of our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2025	2024
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$329.2	$309.9
Receivables, net of allowance for credit losses of $8.1 million and $8.3 million	215.3	208.9
Inventories, net	305.5	301.7
Other current assets	40.7	37.9
Total current assets	890.7	858.4
Property, plant and equipment, net	324.8	318.8
Intangible assets, net	306.6	309.7
Goodwill, net	80.9	80.7
Other noncurrent assets	67.6	68.3
Total assets	$1,670.6	$1,635.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.0	$0.8
Accounts payable	118.1	109.9
Other current liabilities	116.2	147.3
Total current liabilities	235.3	258.0
Long-term debt	449.5	448.7
Deferred income taxes	53.4	55.4
Other noncurrent liabilities	58.8	63.7
Total liabilities	797.0	825.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at March 31, 2025, and September 30, 2024
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,655,939 and 156,227,170 shares outstanding at March 31, 2025, and September 30, 2024, respectively
Additional paid-in capital	1,183.8	1,205.2
Accumulated deficit	(279.3)	(365.9)
Accumulated other comprehensive loss	(32.5)	(30.8)
Total stockholders' equity	873.6	810.1
Total liabilities and stockholders' equity	$1,670.6	$1,635.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$364.3	$353.4	$668.6	$609.8
Cost of sales (1)	236.3	223.0	437.6	393.1
Gross profit	128.0	130.4	231.0	216.7
Operating expenses:
Selling, general and administrative	55.7	63.7	109.6	120.6
Strategic reorganization and other charges (2)	2.4	3.2	4.1	9.8
Total operating expenses	58.1	66.9	113.7	130.4
Operating income	69.9	63.5	117.3	86.3
Pension (benefit) expense other than service	(0.1)	1.0	(0.1)	2.0
Interest expense, net	2.3	3.6	3.9	6.9
Other expense	—	—	—	1.6
Income before income taxes	67.7	58.9	113.5	75.8
Income tax expense	16.4	14.6	26.9	17.2
Net income	$51.3	$44.3	$86.6	$58.6

Net income per basic share	$0.33	$0.28	$0.55	$0.38
Net income per diluted share	$0.33	$0.28	$0.55	$0.37

Weighted average shares outstanding:
Basic	156.6	156.0	156.5	156.0
Diluted	157.5	156.7	157.5	156.6

Dividends declared per share	$0.067	$0.064	$0.134	$0.128

(1) For the three and six-month periods ended March 31, 2025, Cost of sales included $0.8 million and $4.1 million, respectively, in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) For the three and six-month periods ended March 31, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment and certain transaction-related expenses. For the three-month period ended March 31, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance and certain transaction-related expenses. For the six-month period ended March 31, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance, certain transaction-related expenses, as well as cybersecurity incidents expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2025	2024
	(in millions)
Operating activities:
Net income	$86.6	$58.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18.8	19.2
Amortization	3.6	13.7
Non-cash asset impairment	1.0	—
(Gain) loss on sale of assets	(0.1)	0.4
Stock-based compensation	5.0	4.5
Pension cost	0.2	2.3
Deferred income taxes	(2.3)	(9.9)
Inventory reserve provision	4.9	5.4
Other, net	0.6	0.3
Changes in assets and liabilities:
Receivables, net	(7.0)	(12.4)
Inventories	(9.5)	(14.6)
Other assets	(1.6)	(3.9)
Accounts payable	6.0	(6.3)
Other current liabilities	(33.1)	(0.6)
Other noncurrent liabilities	(4.7)	5.5
Net cash provided by operating activities	68.4	62.2
Investing activities:
Capital expenditures	(21.1)	(15.8)
Proceeds from sale of assets	0.1	0.1
Net cash used in investing activities	(21.0)	(15.7)
Financing activities:
Dividends paid	(21.0)	(20.0)
Common stock repurchased under buyback program	(5.0)	(10.0)
Employee taxes related to stock-based compensation	(4.3)	(1.6)
Common stock issued	3.9	1.5
Debt issuance costs	—	(0.8)
Principal payments for finance lease obligations	(0.5)	(0.5)
Net cash used in financing activities	(26.9)	(31.4)
Effect of currency exchange rate changes on cash	(1.2)	3.8
Net change in cash and cash equivalents	19.3	18.9
Cash and cash equivalents at beginning of period	309.9	160.3
Cash and cash equivalents at end of period	$329.2	$179.2

	Six months ended
	March 31,
	2025	2024
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$3.2	$6.2
Cash paid for income taxes, net	$30.5	$25.4

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$4.8	$—
Property, plant and equipment acquired through finance leases	$1.1	$1.5

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$216.2	$148.1	$—	$364.3

Gross profit (1)	$77.0	$51.0	$—	$128.0
Selling, general and administrative expenses	21.9	19.6	14.2	55.7
Strategic reorganization and other charges (2)	1.0	0.1	1.3	2.4
Operating income (loss)	$54.1	$31.3	$(15.5)	$69.9

Operating margin	25.0%	21.1%		19.2%

Capital expenditures	$4.8	$4.4	$—	$9.2

Net income				$51.3
Net income margin				14.1%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$51.3
Strategic reorganization and other charges (2)				2.4
Other asset restructuring write-down				0.8
Income tax expense of adjusting items (3)				(0.8)
Adjusted net income				$53.7

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.33
Strategic reorganization and other charges per diluted share (2)				0.02
Other asset restructuring write-down per diluted share				0.01
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.34

Net income				$51.3
Income tax expense (4)				16.4
Interest expense, net (4)				2.3
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$54.1	$31.3	$(15.5)	69.9
Strategic reorganization and other charges (2)	1.0	0.1	1.3	2.4
Other asset restructuring write-down	0.8	—	—	0.8
Adjusted operating income (loss)	55.9	31.4	(14.2)	73.1
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	6.3	5.0	—	11.3
Adjusted EBITDA	$62.2	$36.4	$(14.1)	$84.5

Adjusted operating margin	25.9%	21.2%		20.1%
Adjusted EBITDA margin	28.8%	24.6%		23.2%

Adjusted EBITDA	$62.2	$36.4	$(14.1)	$84.5
Three prior quarters' adjusted EBITDA	163.3	103.3	(45.4)	221.2
Trailing twelve months' adjusted EBITDA	$225.5	$139.7	$(59.5)	$305.7

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				449.5
Total debt				450.5
Less cash and cash equivalents				329.2
Net debt				$121.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)	1.5x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)	0.4x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$14.3
Less capital expenditures	9.2
Free cash flow	$5.1

(1) Gross profit includes $0.8 million in other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 24.2% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$205.8	$147.6	$—	$353.4

Gross profit	$77.2	$53.2	$—	$130.4
Selling, general and administrative expenses	24.6	24.2	14.9	63.7
Strategic reorganization and other charges (1)	—	—	3.2	3.2
Operating income (loss)	$52.6	$29.0	$(18.1)	$63.5

Operating margin	25.6%	19.6%		18.0%

Capital expenditures	$6.0	$4.1	$—	$10.1

Net income				$44.3
Net income margin				12.5%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$44.3
Strategic reorganization and other charges (1)				3.2
Income tax expense of adjusting items (2)				(1.2)
Adjusted net income				$46.3

Weighted average diluted shares outstanding				156.7

Net income per diluted share				$0.28
Strategic reorganization and other charges per diluted share (1)				0.02
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.30

Net income				$44.3
Income tax expense (3)				14.6
Interest expense, net (3)				3.6
Pension expense other than service (3)				1.0
Operating income (loss)	$52.6	$29.0	$(18.1)	63.5
Strategic reorganization and other charges (1)	—	—	3.2	3.2
Adjusted operating income (loss)	52.6	29.0	(14.9)	66.7
Pension expense other than service (3)	—	—	(1.0)	(1.0)
Depreciation and amortization	9.8	6.7	—	16.5
Adjusted EBITDA	$62.4	$35.7	$(15.9)	$82.2

Adjusted operating margin	25.6%	19.6%		18.9%
Adjusted EBITDA margin	30.3%	24.2%		23.3%

Adjusted EBITDA	$62.4	$35.7	$(15.9)	$82.2
Three prior quarters' adjusted EBITDA	94.2	98.8	(38.4)	154.6
Trailing twelve months' adjusted EBITDA	$156.6	$134.5	$(54.3)	$236.8

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.7
Long-term debt				448.0
Total debt				448.7
Less cash and cash equivalents				179.2
Net debt				$269.5

Debt leverage (debt divided by trailing twelve months' adjusted EBITDA)				1.9x
Net debt leverage (net debt divided by trailing twelve months' adjusted EBITDA)				1.1x

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities	$(5.7)
Less capital expenditures	10.1
Free cash flow	$(15.8)

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 24.8% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$390.8	$277.8	$—	$668.6

Gross profit (1)	$132.1	$98.9	$—	$231.0
Selling, general and administrative expenses	41.7	39.9	28.0	109.6
Strategic reorganization and other charges (2)	1.0	0.4	2.7	4.1
Operating income (loss)	$89.4	$58.6	$(30.7)	$117.3

Operating margin	22.9%	21.1%		17.5%

Capital expenditures	$10.5	$10.6	$—	$21.1

Net income				$86.6
Net income margin				13.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$86.6
Strategic reorganization and other charges (2)				4.1
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(1.9)
Adjusted net income				$92.9

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.55
Strategic reorganization and other charges per diluted share (2)				0.03
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.59

Net income				$86.6
Income tax expense (4)				26.9
Interest expense, net (4)				3.9
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$89.4	$58.6	$(30.7)	117.3
Strategic reorganization and other charges (2)	1.0	0.4	2.7	4.1
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	94.5	59.0	(28.0)	125.5
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	12.4	10.0	—	22.4
Adjusted EBITDA	$106.9	$69.0	$(27.9)	$148.0

Adjusted operating margin	24.2%	21.2%		18.8%
Adjusted EBITDA margin	27.4%	24.8%		22.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$68.4
Less capital expenditures				21.1
Free cash flow				$47.3

(1) Gross profit includes $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 23.7% and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$347.1	$262.7	$—	$609.8

Gross profit	$123.8	$92.9	$—	$216.7
Selling, general and administrative expenses	43.8	48.8	28.0	120.6
Strategic reorganization and other charges (1)	0.2	—	9.6	9.8
Operating income (loss)	$79.8	$44.1	$(37.6)	$86.3

Operating margin	23.0%	16.8%		14.2%

Capital expenditures	$9.9	$5.9	$—	$15.8

Net income				$58.6
Net income margin				9.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$58.6
Strategic reorganization and other charges (1)				9.8
Income tax expense of adjusting items (2)				(2.2)
Adjusted net income				$66.2

Weighted average diluted shares outstanding				156.6

Net income per diluted share				$0.37
Strategic reorganization and other charges per diluted share (1)				0.06
Income tax expense of adjusting items per diluted share (2)				(0.01)
Adjusted net income per diluted share				$0.42

Net income				$58.6
Income tax expense (3)				17.2
Other expense				1.6
Interest expense, net (3)				6.9
Pension expense other than service (3)				2.0
Operating income (loss)	$79.8	$44.1	$(37.6)	86.3
Strategic reorganization and other charges (1)	0.2	—	9.6	9.8
Adjusted operating income (loss)	80.0	44.1	(28.0)	96.1
Pension expense other than service (3)	—	—	(2.0)	(2.0)
Depreciation and amortization	19.1	13.7	0.1	32.9
Adjusted EBITDA	$99.1	$57.8	$(29.9)	$127.0

Adjusted operating margin	23.0%	16.8%		15.8%
Adjusted EBITDA margin	28.6%	22.0%		20.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$62.2
Less capital expenditures				15.8
Free cash flow				$46.4

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance, certain transaction-related expenses, as well as cybersecurity incidents expense.

(2) The income tax expense of adjusting items reflects an effective tax rate of 22.7% and may be subject to rounding.
(3) The Company does not allocate interest, income taxes or pension amounts other than service to its segments.